Exhibit 10.1

ASSET PURCHASE AGREEMENT MODIFICATION/SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Asset Purchase Agreement Modification/Settlement Agreement and Mutual Release (“Modification/Settlement Agreement”) is made as of the date set forth below by and between Medical Transcription Billing Corp. with a principal address of 7 Clyde Road, Somerset, New Jersey, 08873 (hereinafter sometimes referred to as “MTBC”); CastleRock Solutions, Inc. a California Corporation, with a principal address of 995 Montague Expressway, Suite 121, Milpitas, CA 95035, (hereinafter sometimes referred to as “CastleRock”); Professional Accounts Management, Inc., a California Corporation with its principal place of business located at Brea, California (hereinafter sometimes referred to as “PAM”); Tekhealth Services, Inc., a California Corporation, with a principal address of 995 Montague Expressway, Suite 120, Milpitas, CA 95035 (hereinafter sometimes referred to as “THS”) and Ravindran Ramoji an individual residing at 624 Angus Drive, Milpitas, CA 95035 (hereinafter sometimes referred to as (“Ramoji”) (CastleRock, PAM, THS and Ramoji are collectively sometimes referred to as the “Castlerock Group”) who are more fully identified below and are sometimes hereinafter referred to collectively as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to a certain Asset Purchase Agreement dated August 23, 2013, and as subsequently amended (the “APA”);

WHEREAS FURTHER, said APA contains certain representations, warranties and/or covenants regarding confidentiality and non-competition and solicitation, over which the Parties have had a particular dispute and which has caused MTBC to incur damages (the “Dispute”);

WHEREAS FURTHER, the Parties hereto have agreed to amicably resolve their dispute by entering into this Modification/Settlement Agreement; and

WHEREAS FURTHER, MTBC will or has entered into a separate Settlement Agreement with the remaining parties in the dispute: Christopher F. Burns (“Burns”), an Individual residing in San Diego California and EA Health Corporation, a California Corporation;

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WHEREAS FURTHER, MTBC will or has entered into a separate Settlement Agreement with the remaining party to the APA, namely Physician Development Strategies Inc. d/b/a Practice Development Strategies (“PDS”) (including all of its shareholders), and Burns in resolution of those claims against PDS and/or Burns arising out of the Dispute.

NOW THEREFORE In consideration of the mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged and conclusively established, Parties agree as follows:

AGREEMENT

1.	Parties’ Settlement. The Parties agree to the following:

(a)	Payment of CastleRock Expenses. MTBC shall within 15 days of the execution of this Modification/Settlement Agreement, pay to CastleRock the amount of Sixty Thousand ($60,000.00) Dollars as full and final settlement of any and all monies owed by MTBC to the CastleRock Group for or in connection with expenses associated with the APA, except as otherwise expressly set forth herein below.

(b)	PAM February Rent. MTBC will pay the rent on the PAM offices for the month of February 2015 separately and this is not including in the $60,000 listed above.

(c)	PAM Lease. MTBC will assume the lease on the PAM offices for the duration of the term of the lease.

(d)	Modifications to the APA. The following modifications apply to the THS and PAM portions of the APA.

(i)	Section 1.6, Exhibit D - Leaseback Expense Payments. With respect to those monies required to fund operations associated with the Leaseback Agreements (including the $3500 per month for the contract of Gina Sampath to the extent MTBC wishes to use her services in the future) referred to in Section 1.6 (b) (v), the Parties agrees as follows. MTBC shall pay to the respective vendor directly each such expense in the exact amount that is invoiced or due under contract or other agreement. In the event that it is not administratively possible or convenient for MTBC to do so, then MTBC shall forward to the respective operational division funds in an amount certain and designated for the sole use of satisfying the particular expense. MTBC shall have no other payment obligations except as otherwise set forth above.

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(ii)	Section 1.2 Purchase Price Waiver of Escrow Shares. The CastleRock Group hereby waives all rights and interest to the 15% of shares of MTBC Stock that is currently held by the Escrow Agent and was scheduled to be released on January 24, 2015. The Parties agree that the Escrow Agent shall be directed to release the shares to MTBC for cancellation. Notwithstanding the foregoing, MTBC does not waive any rights to shares of MTBC Stock held in escrow that are subject to the Revenue Adjustment to Share Consideration in Section 1.3 of the APA and as amended by this Modification/Settlement Agreement.

(iii)	Section 1.3. Revenue Adjustment to Share Consideration. With respect to the Revenue Adjustment to Share Consideration, Section 1.3 of the APA, the Parties agree that said section is hereby deleted in its entirety and replaced with the following language:

(a)	Within 45 days after the last day of the Revenue Measurement Period, the Purchaser will prepare or cause to be prepared, and delivered to the Seller a statement of the revenues generated by the Purchaser from the customers of Seller who are a party to a Medical Billing Agreement and are in good standing as of the last day of the Revenue Measurement Period (the “Achieved Revenue”), including a written statement setting forth in reasonable detail its determination of such amount (the “Revenue Adjustment Statement”). For the avoidance of doubt, the Achieved Revenue shall include revenue generated from the customers of Seller under the Medical Billing Agreements as they may be amended or modified following the Closing Date, as well as revenue generated from the customers of Seller under any other agreements entered into by the Purchaser with such customers following the Closing Date under which the Purchaser provides Medical Billing Services to such customers. The Purchaser will make available to the Seller, as reasonably requested by the Seller, the books and records of Purchaser reasonably necessary for the Seller’s verification of the Revenue Adjustment Statement.

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(b)	The Revenue Adjustment Statement will be final, conclusive and binding on the Seller and the Shareholders unless the Seller delivers a written notice (the “Dispute Notice”) disputing the Revenue Adjustment Statement within 30 days after delivery of the Revenue Adjustment Statement to the Seller, setting forth in reasonable detail the basis for its dispute. In the event the Seller provides a Dispute Notice, the Seller and the Purchaser shall negotiate for a period of up to 30 days (the “Negotiation Period”) in good faith to resolve such dispute as expeditiously as possible. In the event any dispute under this Section 1.3(b) remains unresolved following the Negotiation Period, the Seller and the Purchaser shall engage an accounting firm mutually acceptable to them (the “Accounting Firm”) to resolve such dispute. The Accounting Firm shall act as an arbitrator and shall resolve, solely on the basis of any presentations submitted by the Seller and the Purchaser, the final amount of the Achieved Revenue. Each of the Purchaser and the Seller shall make its complete submission to the Accounting Firm within thirty days following the engagement of the Accounting Firm. The failure by either party to make a complete submission prior to the expiration of such 30 day period shall be deemed a waiver of such party’s right to make a submission to the Accounting Firm. The parties shall instruct the Accounting Firm to resolve the disputes and to determine the Achieved Revenue in a manner consistent with GAAP. The Accounting Firm shall resolve the dispute on the basis of an independent review, but only within the disputed range of Achieved Revenue. Such resolution shall be set forth in a written statement delivered to the Seller and the Purchaser, and shall be final, binding and conclusive absent manifest error. The fees and any expenses of the Accounting Firm shall be shared equally by the Seller and the Shareholders on the one hand, and the Purchaser on the other hand.

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(c)	If the Achieved Revenue, as finally determined in accordance with this Section 1.3, is less than the Minimum Revenue Amount, then a number of the shares of MTBC Stock held in escrow by the Escrow Agent equal to the Revenue Shortfall Amount, multiplied by the 1.5, divided by the IPO Price will be released by the Escrow Agent to the Purchaser for cancellation. If the Achieved Revenue, as finally determined in accordance with this Section 1.3, is more than the Minimum Revenue Amount, then Purchaser shall provide Seller with a number of shares of MTBC Stock equal to the Revenue Increase Amount, multiplied by 1.5, divided by the IPO Price.

2.	Mutual Release. With the exception of the Parties’ obligations hereunder and those obligations remaining under APA, in consideration for the commitments contained within this Settlement Agreement, each Party forever releases and discharges the other Party and all of their stockholders, employees, agents, successors, assigns, employees, legal representatives, affiliates, directors, and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, accrued and unaccrued, known or unknown, which such Party or any of its stockholders, employees, agents, successors, assigns, legal representatives, affiliates, directors, or officers have had, now have, or may in the future have, directly or indirectly, arising out of or in connection with:

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1.	MTBC’s claims against CastleRock and Ramoji pertaining to a certain Agreement Regarding Modification to Non-Competition and Non-Solicitation Provisions between CastleRock, PDS, Ramoji and Burns and an entity known as EA Health Corporation dated December 12, 2014 including any breach or alleged breach of the “Non-Competition and Non-Solicitation Provisions” as defined therein.; and
2.	The Indemnification of MTBC by CastleRock and Ramoji under the APA, for their participation in the negotiation and execution of the Agreement Regarding Modification to Non-Competition and Non-Solicitation Provisions referenced above, including any breach or alleged breach of the “Non-Competition and Non-Solicitation Provisions” as defined therein.

Notwithstanding anything else contained herein, MTBC reserves all rights under Section 1.3 of the APA, as amended, related to all revenue associated with all customers transferred as part of the APA provided however, that in no event shall the CastleRock Group be liable to MTBC for any negative calculations in the Revenue Adjustment to Share Considerations. For clarity under no circumstances shall the CastleRock Group be required to refund any consideration paid under the APA or the reimbursement amounts paid under the Agreement, to MTBC.

The Parties hereby declare that the terms of this Modification/Settlement Agreement have been completely read and are fully understood and voluntarily accepted for the purpose of making a full and final compromise, adjustment, and settlement of any and all known and unknown claims, disputed or otherwise, and for the express purpose of precluding forever any further or additional claims arising out of or in connection with the Agreement, or the Parties’ relationship.

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3.	Miscellaneous. All of the Miscellaneous Provisions set forth in Section 11 of the APA shall apply to this Agreement mutatis mutandis, and such terms are incorporated herein by this reference.”

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Modification/Settlement Agreement to be duly executed as of the date set forth below.

Medical Transcription Billing, Corp.		CastleRock Solutions, Inc.

BY:	/s/ Stephen Snyder	BY:	/s/ Ravindran Ramoji
Name/Title:	Stephen Snyder/President	Name/Title:	Ravindran Ramoji
Date:	February 19, 2015	Date:	February 19, 2015

Ravindran Ramoji, an individual

/s/ Ravindran Ramoji
Date:	February 19, 2015

Professional Accounts Management, Inc.		Tekhealth Services, Inc.

BY:	/s/ Ravindran Ramoji	BY:	/s/ Ravindran Ramoji
Name/Title:	Ravindran Ramoji	Name/Title:	Ravindran Ramoji
Date:	February 19, 2015	Date:	February 19, 2015

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